UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 11, 2010

First Keystone Financial, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25328	23-2576479
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

22 West State Street, Media, Pennsylvania		19063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 565-6210

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06       Material Impairments.

On January 11, 2010, First Keystone Financial, Inc. (the “Company”) determined that it expects to record non-cash charges for the quarter ended December 31, 2009 due to other-than-temporary impairments (“OTTI”) of certain pooled trust preferred securities and private label collateralized mortgage obligations (“CMO”) held by the Company.

At September 30, 2009, the Company’s pooled trust preferred securities portfolio had an aggregate recorded book value and an estimated fair value of $8.5 million and $5.6 million, respectively, and was comprised of five different pooled securities.  Pooled trust preferred securities are long-term (usually 30-year maturity) instruments with characteristics of both debt and equity, mainly issued by banks or their holding companies.  The Company expects to record a pre-tax, credit-related OTTI charge of approximately $520,000 in the first quarter of fiscal 2010 with respect to one of its pooled trust preferred securities which had a recorded book value and an estimated fair value at September 30, 2009 of $2.1 million and $1.3 million, respectively, and which recently began to defer interest payments rather than making interest payments in cash. In addition, the Company expects to record pre-tax credit-related OTTI charges aggregating approximately $145,000 in the first quarter of fiscal 2010 with respect to two other pooled trust preferred securities which had an aggregate recorded book value and an estimated fair value at September 30, 2009 of $1.6 million and $718,000, respectively, due to the increasing levels of deferrals and defaults by the underlying issuers. The anticipated OTTI charges described above with respect to all three of the specified pooled trust preferred securities reflect management’s assessment of the estimated future cash flows of the subject securities.  The Company has not yet determined what non-credit-related OTTI charges related to the three pooled trust preferred securities may be necessary and would be recorded as a component of the Company’s other comprehensive income at December 31, 2009.

At September 30, 2009, the Company’s private label CMO portfolio had an aggregate recorded book value and an estimated fair value of $14.2 million and $13.9 million, respectively.  The Company expects that its investment in one private label CMO which had a recorded book value and an estimated fair value at September 30, 2009 of $1.9 million and $1.7 million, respectively, likely will be deemed to be other-than-temporarily impaired at December 31, 2009.  Based on current information, the Company estimates that the amount of OTTI to be recorded with respect to this CMO will be approximately $180,000 for the quarter ended December 31, 2009.  However, the Company is unable at this time to estimate what portion of such OTTI, if any, is credit-related and will be recognized as a charge to income in the quarter ended December 31, 2009 and what portion of such OTTI is non-credit-related and will be recorded as an adjustment to other comprehensive income at December 31, 2009.

The Company has not yet completed its review of the fair values of its trust preferred securities and other investment securities held in its portfolio at December 31, 2009.  It is possible that additional OTTI charges may be recognized with respect to the Company’s securities for the quarter ended December 31, 2009 or thereafter, which charges could be material.

Item 8.01       Other Events.

While the Company has not completed preparation of its financial statements at and for the three months ended December 31, 2009, it currently expects to report a net loss for the quarter. The primary factors for the anticipated net loss for the quarter are the OTTI charges described above, the amount of the Company’s provision for loan losses, which is estimated to be in the range of approximately $650,000 to $1.1 million, and the additional expenses related to the Company’s proposed merger with Bryn Mawr Bank Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST KEYSTONE FINANCIAL, INC.

Date: January 15, 2010	By:	/s/ David M. Takats
David M. Takats
Chief Financial Officer

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